UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
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FORM 8‑K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2015

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CHIQUITA BRANDS INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)
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New Jersey	1-1550	04-1923360
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 South Caldwell Street, Charlotte, North Carolina 28202
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (980) 636-5000

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective January 22, 2015, the Company’s board of directors appointed Andrew J. Biles (age 62), as Chief Executive Officer – Chiquita Bananas and Pineapples and Darcilo Santos (age 46), as Chief Financial Officer.
Mr. Biles has held several positions with juice and food companies, including Chief Executive Officer of Gerber Emig Global Ltd. from 1998 to January 2014, Chairman of Frigo-Pak Gıda Maddeleri San. ve Tic. A.S. from 1998 to 2012, and Chief Operating Officer of the Dole Food Company’s European operations from 1992 to 1998. He also served as President of the European Fruit Juice Association from 2004 to January 2015, and as a director of Hanover Acceptances Ltd., an international private investment group, from 1999 to 2014.
Since 2013, Mr. Santos worked at Safra Bank in São Paulo, Brazil, where he held several positions including Risk and Finance Executive, Managing Director and Chief Data Officer. Safra Bank is a company of the Safra Group and is ultimately wholly-owned by Mr. Joseph Yacoub Safra, who also ultimately jointly owns Cavendish Global Limited, a company incorporated in England and Wales and an indirect parent of the Company. Prior to his work at Safra Bank, Mr. Santos worked for 13 years at Banco Itaú BBA, where he held senior positions in the areas of Risk Management, MIS and Planning and Credit Portfolio Management. Mr. Santos has over 25 years of experience working in the financial and banking industries. He received an MBA in Global Banking from the University of Birmingham in the United Kingdom.
There are no family relationships between either of Messrs. Biles and Santos and any director or executive officer of the Company, and neither has any material direct or indirect interest in any transactions with the Company.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 22, 2015

CHIQUITA BRANDS INTERNATIONAL, INC.

/s/ Brian W. Kocher
By:	Brian W. Kocher
President and Chief Executive Officer